Exhibit 99.1

Contact:	Chaka Patterson	FOR IMMEDIATE RELEASE
Investor Relations
312-394-7234

Kathleen Cantillon
Corporate Communications
312-394-2794

Exelon Announces Dividend Increase and Share Buyback;

Reaffirms 2007 and 2008 Earnings Guidance

CHICAGO (December 19, 2007) – Exelon Corporation today announced that its board of directors has declared a regular first-quarter 2008 dividend of $0.50 per share on Exelon’s common stock, a 14 percent increase over the dividend for the fourth quarter of 2007. The first-quarter dividend is payable on March 10, 2008, to Exelon shareholders of record at 5:00 p.m. New York Time on February 15, 2008.

Last December, Exelon’s board of directors approved a value return policy that established an annual base dividend rate of $1.76 per share, which was expected to grow modestly over time. Largely due to improved market fundamentals and our superior operations, the board of directors is resetting Exelon’s annual base dividend rate at $2.00 per share. The company expects to grow the dividend modestly over time. Future dividends are subject to declaration by the board of directors.

“Our cash flow and balance sheet continue to be robust,” said John W. Rowe, Exelon’s chairman, president and CEO. “Considering our financial strength and the improving fundamentals of our business, our board has reset the annual base dividend rate at $2.00 per share. This increase will return more immediate value to our shareholders, while still providing the financial flexibility needed to make sound investments in our business and take advantage of opportunities as they arise.”

Share Repurchase

Exelon’s board of directors also authorized a new share repurchase program of up to $500 million of Exelon’s outstanding common stock. This new program is in addition to the $1.25 billion share repurchase executed in September 2007. In line with Exelon’s value return policy, additional share repurchases may be authorized by the board of directors later in 2008 based on availability of cash and other factors.

Exelon’s value return policy considers the use of share repurchases from time to time, when authorized by the board of directors, to return cash or balance sheet capacity to Exelon shareholders after funding maintenance capital and other commitments and in the absence of higher value-added growth opportunities.

Earnings Outlook

Exelon reaffirmed adjusted (non-GAAP) operating earnings guidance range for 2007 at $4.15 to $4.30 per share. Management believes that actual results are likely to come in at the upper end of this range.

In addition, Exelon reaffirmed adjusted (non-GAAP) operating earnings guidance range for 2008 at $4.00 to $4.40 per share.

The outlook for 2007 and 2008 adjusted (non-GAAP) operating earnings for Exelon and its subsidiaries excludes the following items included in GAAP earnings:

•	mark-to-market adjustments from economic hedging activities

•	significant impairments of intangible assets, including goodwill

•	significant changes in decommissioning obligation estimates

•	investments in synthetic fuel-producing facilities (2007 only)

•	costs associated with the Illinois electric rate settlement, including ComEd’s previously announced customer rate relief and assistance initiatives

•	gains or losses on the State Line Energy, L.L.C. and Tenaska Georgia Partners, LP transactions (2007 only)

•	other unusual items

•	any future changes to GAAP

In consideration of these factors, Exelon revised 2007 GAAP earnings guidance to $4.05 to $4.20 per share from $3.90 to $4.20 per share and provided 2008 GAAP earnings guidance of $3.70 to $4.10 per share. Both Exelon’s adjusted (non-GAAP) operating earnings and GAAP earnings guidance are based on the assumption of normal weather for future periods.

Rowe and John F. Young, Exelon’s executive vice president and chief financial officer, will discuss the dividend, the share buyback and earnings guidance today at Exelon’s Investor Conference in New York City. The presentation will be webcast live at 10:00 a.m. Eastern time. To view the webcast, go to www.exeloncorp.com and select the Investor Relations page.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s 2006 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) Exelon’s Third Quarter 2007 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (3) other factors discussed in filings with the Securities and Exchange Commission by Exelon Corporation, Exelon Generation Company, LLC, Commonwealth Edison Company and PECO Energy Company (Companies). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. None of the Companies undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this news release.

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Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.4 million customers and more than $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in Illinois and Pennsylvania and natural gas to more than 480,000 customers in southeastern Pennsylvania. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

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